EXHIBIT 99.1
OSG
OVERSEAS SHIPHOLDING GROUP, INC.                                                                                                                                PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS SECOND QUARTER 2010 RESULTS

Highlights

-	Second quarter 2010 TCE revenues were $231.7 million, down 7% from $248.4 million in the year ago period
-	Second quarter Loss was $37.9 million, or $1.26 per diluted share and included Special Items that increased the Loss by $27.8 million, or $0.92 per diluted share
-	Adjusted for Special Items, second quarter Loss was $10.1 million, or $0.34 per diluted share
-	Special Items included an impairment charge of $25.2 million on three single hull U.S. Flag vessels, a U.S. Flag ATB and two single hull International Flag lightering vessels
-	Two recent transactions increased the amount of the Company’s unencumbered assets and lowered the net book value of the Company’s vessels pledged as collateral to 32.5%
-	Vessel deliveries during the quarter included Overseas Martinez, Overseas Santorini, Aegean Wave and Adriatic Wave

New York – August 3, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the second quarter and six months ended June 30, 2010.

For the quarter ended June 30, 2010, the Company reported TCE1 revenues of $231.7 million, a 7% decline from $248.4 million in 2009.  TCE revenues were driven by higher spot rates for larger crude vessel classes, offset by lower spot rates for MRs and International Flag lightering vessels not employed.  Revenue days decreased quarter-over-quarter by 441 days due to a net reduction in the operating fleet.  Net loss attributable to the Company (Loss2) for the quarter ended June 30, 2010, was $37.9 million, or $1.26 per diluted share, compared with a Loss of $8.8 million, or $0.33 per diluted share, in the same period a year ago.  Adjusted for Special Items, second quarter fiscal 2010 Loss was $10.1 million, or $0.34 per diluted share, compared with a Loss in the second quarter of 2009 of $7.8 million, or $0.29 per diluted share.  Details on Special Items are provided later in this press release.

Morten Arntzen, President and CEO stated, “While the second quarter rate environment was mixed, the markets we serve are showing signs of recovery.  Our products business is seeing improving rates as the use of product carriers as floating storage has fallen 75% and refinery utilization in the United States has increased to 90% in some areas.  For the same reasons, our spot ships in the U.S. Flag market are spending less time waiting for cargoes.  In general, despite current market weakness, our crude fleet continues to earn in excess of market expectations and FFA levels. I am confident that the improving market conditions we are seeing, combined with our continued cost vigilance, will lead to improving results from our balanced growth model.”

Arntzen continued, “In taking the non-cash impairment charge this quarter we are putting behind us the difficulty of employing single hull assets in our markets and recognizing the profound impact the U.S. Gulf of Mexico oil spill is having and will have on our industry and the tanker markets in particular.  Over the last five years, we have made significant investments through a companywide commitment to strive for best-in-class technical performance from our fleet.  We believe a combination of more stringent U.S. regulations and oil industry vetting requirements are likely to result from the oil spill, elevating the importance of quality operations and favoring companies committed to delivering this."

1See Appendix 1 for reconciliation of TCE revenues, a non-GAAP measure, to shipping revenues.
2References to Results, Earnings or Loss refers to Net Income / (Loss) attributable to Overseas Shipholding Group, Inc.

TCE revenues for the crude oil segment were $126.0 million, a 2% decrease from $128.1 million in the same period a year ago, reflecting a decrease in the number of Panamax vessels chartered-in and substantial idle time for two single hull Aframax tankers that trade in International Flag lightering, offset by increases in average rates for VLCCs and Suezmaxes that benefited from higher world oil demand quarter-over-quarter.  Products TCE revenues were $45.4 million, a 29% decrease from $63.6 million in the same period a year ago.  The decline in Products TCE revenues was attributable to a decrease in average spot rates earned on MRs, a decline of 419 revenue days principally due to the redelivery of 13 single hull MRs, the sale of two LR1s and an increase in out of service days, partially offset by an increase in chartered-in and owned days for modern MRs.  U.S. Flag TCE revenues were $57.8 million, a 6% increase from $54.7 million, principally due to four vessels that delivered since March 2009.  There were five U.S. Flag vessels in layup for a total of 455 days in the second quarter of 2010.

For the six months ended June 30, 2010, the Company reported TCE revenues of $461.5 million, a 15% decrease from $541.2 million in 2009.  Loss for the first six months of 2010 was $47.2 million, or $1.66 per diluted share, compared with Earnings of $113.0 million, or $4.20 per diluted share, a year ago.  Adjusted for Special Items, the Loss in the first half of fiscal 2010 was $12.6 million, or $0.46 per diluted share, compared with Earnings of $19.1 million, or $0.71 per diluted share, in the same period a year earlier.

Quarterly Events

Impairment Charges
Impairment losses are taken when events or changes in circumstances occur that cause the Company to believe that future cash flows for an individual vessel will be less than its carrying value and not fully recoverable.  In such instances an impairment charge is recognized if the estimate of the undiscounted cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount.

During the second quarter of 2010, the Company continued to experience difficulty employing three U.S. Flag single hull vessels and two International Flag single hull Aframaxes in lightering operations in the U.S. Gulf of Mexico.  In addition, following the April 2010 explosion and sinking of drilling rig Deepwater Horizon and the subsequent oil spill in the U.S. Gulf of Mexico, legislation currently being proposed in the United States is expected to impact drilling and transportation services.  Such legislation currently under consideration includes provisions that could impact single-hull vessels trading to the Louisiana Offshore Oil Platform (LOOP) and performing lightering operations, among other matters, that could negatively impact the Company’s business.  As a result of these factors, and regulatory requirements in the Delaware Bay, the Company concluded that three of its single hull U.S. Flag product carriers, including one that was sold on July 1, 2010, one 1981-built U.S. Flag lightering ATB and two International Flag single hull Aframaxes were impaired as of June 30, 2010 resulting in a non-cash charge of $25.2 million.

Changes in Debt
Two recent transactions increased the amount of the Company’s unencumbered assets.  On June 24, 2010, the Company elected to terminate its $200 million secured credit facility, previously associated with its U.S. Flag master limited partnership.  On July 1, 2010, the Company prepaid $42.2 million of secured term loans due through 2014 with an average interest rate of 6%, which amount has been reclassified to current installments of long-term debt as of June 30, 2010.  In connection with terminating the $200 million credit facility, the Company recorded a charge of $1.0 million representing the unamortized balance of deferred financing costs.  The transactions lowered the net book value of the Company’s vessels pledged as collateral by approximately $360 million to $976 million, or 32.5% down from 40.8% as of December 31, 2009.

Select Quarterly Income Statement Detail

-
Charter hire expenses were $88.6 million, a 15% decrease from $104.6 million, principally due to a decline of a net 6.5 vessels (weighted by ownership) and significantly lower profit share due to owners;

-	General and administrative expenses were $24.5 million, a 16% decrease from $29.1 million in the same period a year ago. The decline in G&A reflects ongoing expense reduction efforts companywide; and

-
Equity in results of affiliated companies was a loss of $3.0 million.  The loss related to floating-to-fixed interest rate swap agreements associated with the FSO Africa debt that were de-designated as hedges as of March 31, 2010 and are therefore marked-to-market through earnings, and costs associated with the FSO Africa, which was not employed during the quarter.  The Company’s share of the mark-to-market loss on the FSO Africa swaps during the quarter was $3.9 million.

Special Items

Special items that affected reported results in the second quarter of 2010 increased the quarterly Loss by an aggregate of $27.8 million, or $0.92 per share.   A detailed schedule of these Special Items for the three and six months ended June 30, 2010 and 2009 is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

-	$23.3 million (tax effected), or $0.77 per diluted share, impairment on six vessels, described more fully in Quarterly Events above;
-	$3.9 million, or $0.13 per diluted share, associated with the mark-to-market loss on interest rate swaps on the FSO Africa; and
-	$1.0 million, or $0.03 per diluted share, associated with charges recognized in connection with the termination of a secured credit facility, among other items.

Liquidity and Other Financial Metrics

-
Cash and cash equivalents totaled $352 million, a decrease from $525 million at year end (which included short-term investments).  Uses of cash during the period included payments for vessels under construction, cash contributed to the FSO Joint Venture in connection with the conversion of the FSO Africa and collateral posted in connection with the FSO Joint Venture debt facility;

-	Total debt was $1.86 billion, up slightly from $1.85 billion as of December 31, 2009;

-
Liquidity3, including undrawn bank facilities, was approximately $1.6 billion and liquidity-adjusted debt to capital4 was 41.9%, a slight increase from 40.1% as of December 31, 2009.  The increase in the ratio from March 31, 2010 reflects a $27.0 million increase in the unrealized loss on interest rate swaps included in Equity; and

-	Construction contract commitments were $391 million, a decrease of $131 million from $522 million as of December 31, 2009.

3Liquidity is defined as cash plus short-term investments plus Capital Construction Fund plus availability under the Company’s secured and unsecured credit facilities.
4Liquidity-adjusted debt is defined as long-term debt reduced by cash, short-term investments and the Capital Construction Fund.

Segment Activity

Crude Oil
-	OSG and its joint venture partner Euronav NV (Euronext Brussels: EURN) continue to be in active negotiations for employment of the FSO Africa, however, final documentation has not been agreed upon.

Products
-
On April 5, 2010, the 51,149 dwt Adriatic Wave delivered and on April 30, 2010 the 49,999 dwt Aegean Wave delivered.  Both MR product carriers have been time-chartered in for approximately eight years and trade in the spot market; and

-	On May 6, 2010, the Overseas Santorini delivered. The owned 51,662 dwt MR product carrier is trading in the spot market.

U.S. Flag
-
On May 14, 2010, the Overseas Martinez delivered.  The vessel, a 46,815 dwt U.S. Flag Jones Act product carrier, is bareboat chartered-in for five years and the Company has extension options for the life of the vessel.  The vessel has been chartered-out to Tesoro for three years;

-	On July 1, 2010, the Overseas Philadelphia, a single hull U.S. Flag product carrier, was sold; and
-	As of July 31, 2010, five U.S. Flag vessels remain in layup.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the three months ended June 30, 2010 and comparable period of 2009, between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended June 30, 2010 totaled 9,284 compared with 9,725 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended Jun. 30, 2010			Three Months Ended Jun. 30, 2009
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC1
Average TCE Rate	$44,399	$37,060		$32,020	$45,864
Number of Revenue Days	1,189	92	1,281	500	817	1,317
Suezmax
Average TCE Rate	$36,087	$—		$23,847	$—
Number of Revenue Days	282	—	282	221	—	221
Aframax
Average TCE Rate	$19,508	$21,294		$16,757	$37,455
Number of Revenue Days	921	212	1,133	989	204	1,193
Aframax – Lightering
Average TCE Rate	$18,761	$—		$27,542	$—
Number of Revenue Days	928	—	928	760	—	760
Panamax2
Average TCE Rate	$24,835	$17,860		$18,776	$26,288
Number of Revenue Days	451	364	815	592	421	1,013
Other Crude Oil Revenue Days	90	—	90	89	—	89
Total Crude Oil Revenue Days	3,861	668	4,529	3,151	1.442	4,593
Business Unit – Products
LR2 (Aframax)
Average TCE Rate	$35,657	$16,707		$21,452	$—
Number of Revenue Days	35	50	85	161	—	161
LR1 (Panamax)
Average TCE Rate	$22,676	$—		$17,470	$19,837
Number of Revenue Days	228	—	228	364	103	467
MR (Handysize)
Average TCE Rate	$11,649	$19,868		$16,715	$19,680
Number of Revenue Days	1,919	818	2,737	1,270	1,571	2,841
Total Refined Products Revenue Days	2,182	868	3,050	1,795	1,674	3,469
Business Unit – U.S. Flag
Handysize Product Carrier3
Average TCE Rate	$13,244	$49,009		$—	$42,121
Number of Revenue Days	91	750	841	—	737	737
ATB
Average TCE Rate	$23,490	$33,255		$26,064	$31,924
Number of Revenue Days	335	91	426	382	180	562
Lightering
Average TCE Rate	$27,417	$—		$29,090	$—
Number of Revenue Days	328	—	328	273	—	273
Total U.S. Flag Revenue Days	754	841	1,595	655	917	1,572
Other – Number of Revenue Days	—	110	110	—	91	91
TOTAL REVENUE DAYS	6,797	2,487	9,284	5,601	4,124	9,725
1Excludes ULCCs.  The revenue days for the ULCCs are included in Other Crude Oil.
2Includes one vessel performing a bareboat charter-out during the three months ended June 30, 2010 and 2009.
3Average spot TCE rate for the three months ended June 30, 2010 represents a positioning voyage in connection with the sale of the Overseas Philadelphia.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Jun. 30, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009
Shipping Revenues:
Pool revenues	$111,008	$105,439	$219,592	$241,843
Time and bareboat charter revenues	67,830	83,974	133,376	171,343
Voyage charter revenues	105,065	93,243	200,689	194,274
	283,903	282,656	553,657	607,460
Operating Expenses:
Voyage expenses	52,241	34,271	92,134	66,286
Vessel expenses	67,662	69,948	131,736	143,478
Charter hire expenses	88,631	104,595	179,245	215,937
Depreciation and amortization	43,212	44,890	85,138	88,771
General and administrative	24,479	29,107	51,308	56,407
Severance and relocation costs	-	148	-	2,317
Shipyard contract termination costs	(396)	(3,670)	(627)	32,215
(Gain) / loss on disposal of vessels, net of impairments	25,295	2,568	27,551	(127,295)
Total Operating Expenses	301,124	281,857	566,485	478,116
Income / (Loss) from Vessel Operations	(17,221)	799	(12,828)	129,344
Equity in income / (loss) of affiliated companies	(3,045)	1,116	(5,343)	3,588
Operating Income / (Loss)	(20,266)	1,915	(18,171)	132,932
Other income / (expense)	485	(1,824)	339	481
	(19,781)	91	(17,832)	133,413
Interest expense	19,192	10,903	31,486	22,275
Income / (Loss) before Federal Income Taxes	(38,973)	(10,812)	(49,318)	111,138
Credit for federal income taxes	1,116	2,991	2,108	4,303
Net Income / (Loss)	(37,857)	(7,821)	(47,210)	115,441
Less: Net Income Attributable to the Noncontrolling Interest	-	(973)	-	(2,485)
Net Income / (Loss) Attributable to Overseas Shipholding Group, Inc.	$(37,857)	$(8,794)	$(47,210)	$112,956
Weighted Average Number of Common Shares Outstanding:
Basic	30,142,124	26,861,081	28,826,015	26,863,462
Diluted	30,142,124	26,861,081	28,826,015	26,869,961
Per Share Amounts:
Basic net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(1.26)	$(0.33)	$(1.66)	$4.20
Diluted net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(1.26)	$(0.33)	$(1.66)	$4.20
Cash dividends declared	$0.88	$0.88	$1.31	$1.31

Consolidated Balance Sheets

($ in thousands)	Jun. 30, 2010	Dec. 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$352,485	$474,690
Short-term investments	—	50,000
Voyage receivables	173,134	146,311
Other receivables, including federal income taxes recoverable	109,190	100,140
Inventories, prepaid expenses and other current assets	58,937	46,225
Total Current Assets	693,746	817,366
Capital Construction Fund	40,724	40,698
Restricted cash	—	7,945
Vessels and other property, including construction in progress of $613,675 and $859,307, less accumulated depreciation	3,031,970	2,942,233
Vessels held for sale	3,908	—
Deferred drydock expenditures, net	49,710	58,535
Total Vessels, Deferred Drydock and Other Property	3,085,588	3,000,768
Investments in affiliated companies	296,143	189,315
Intangible assets, less accumulated amortization	85,729	99,088
Goodwill	9,589	9,589
Other assets	49,557	43,672
Total Assets	$4,261,076	$4,208,441

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$169,345	$149,891
Current installments of long-term debt	83,639	33,202
Total Current Liabilities	252,984	183,093
Long-term debt	1,772,182	1,813,289
Deferred gain on sale and leaseback of vessels	61,273	82,500
Deferred federal income taxes and other liabilities	263,459	261,704
Total Liabilities	2,349,898	2,340,586
Equity
Overseas Shipholding Group, Inc.’s equity	1,911,178	1,867,855
Total Equity	1,911,178	1,867,855
Total Liabilities and Equity	$4,261,076	$4,208,441

Consolidated Statements of Cash Flows

($ in thousands)	Six Months Ended Jun. 30,
	2010	2009
Cash Flows from Operating Activities:
Net income / (loss)	$(47,210)	$115,441
Items included in net income / (loss) not affecting cash flows:
Depreciation and amortization	85,138	88,771
Loss on write-down of vessels and intangible assets	28,783	-
Amortization of deferred gain on sale and leasebacks	(21,227)	(23,037)
Compensation relating to restricted stock and stock option grants	5,719	6,480
Credit for deferred federal income taxes	(2,608)	(5,109)
Unrealized gains on forward freight agreements and bunker swaps	(73)	(1,869)
Undistributed earnings of affiliated companies	14,828	1,758
Other—net	4,818	6,511
Items included in net income / (loss) related to investing and financing activities:
Loss on sale or write-down of securities—net	458	3,290
Gain on disposal of vessels–net	(1,232)	(127,295)
Payments for drydocking	(9,057)	(14,175)
Changes in operating assets and liabilities	(45,724)	139,097
Net cash provided by operating activities	12,613	189,863
Cash Flows from Investing Activities:
Disposal of short-term investments	50,000	-
Proceeds from sales of investments	190	159
Expenditures for vessels	(177,028)	(181,609)
Withdrawals from Capital Construction Fund	-	8,265
Proceeds from disposal of vessels	-	298,844
Expenditures for other property	(1,162)	(2,604)
(Investments in and advances to) / distributions from affiliated companies—net	(149,735)	14,527
Shipyard contract termination payments	(1,722)	(18,146)
Other—net	1,297	2,136
Net cash provided by / (used in) investing activities	(278,160)	121,572
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	158,266	—
Decrease in restricted cash	7,945	—
Purchases of treasury stock	(1,281)	(999)
Issuance of debt, net of issuance costs	450,745	—
Payments on debt and obligations under capital leases	(447,503)	(54,155)
Cash dividends paid	(25,080)	(23,503)
Issuance of common stock upon exercise of stock options	763	242
Distributions from subsidiaries to noncontrolling interest owners	-	(5,253)
Other—net	(513)	(14)
Net cash provided by / (used in) financing activities	143,342	(83,682)
Net increase/(decrease) in cash and cash equivalents	(122,205)	227,753
Cash and cash equivalents at beginning of year	474,690	343,609
Cash and cash equivalents at end of period	$352,485	$571,362

Fleet Information

As of June 30, 2010, OSG’s owned and operated fleet totaled 112 International Flag and U.S. Flag vessels unchanged from June 30, 2009.  Fifty-seven percent, or 64 vessels, were owned as of June 30, 2010, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program totaled 15 vessels (10 owned and 5 chartered-in) across its crude oil, product and U.S. Flag lines of business.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Jun. 30, 2010
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	9	9.0	6	6.0	15	15.0	4,727,398
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	7	6.0	13	12.0	1,460,387
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	5	4.0	7	6.0	642,319
International Flag Crude Tankers	28	27.0	20	18.0	48	45.0	8,637,984

LR2	—	—	1	1.0	1	1.0	104,024
LR1	2	2.0	2	2.0	4	4.0	297,374
MR (1)	13	13.0	17	17.0	30	30.0	1,434,326
International Flag Product Carriers	15	15.0	20	20.0	35	35.0	1,835,724
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	44	43.0	40	38.0	84	81.0	10,489,809

Handysize Product Carrier (2)	5	5.0	8	8.0	13	13.0	608,655
ATB (2)	7	7.0	—	—	7	7.0	204,150
Lightering:
Crude Carrier	1	1.0	—	—	1	1.0	39,732
ATB	3	3.0	—	—	3	3.0	121,532
Total U.S. Flag Operating Fleet	16	16.0	8	8.0	24	24.0	974,069

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	64	61.0	48	46.0	112	107.0	11,463,878 864,800 cbm
Newbuild/Conversion Fleet

International Flag
VLCC	2	2.0	—	—	2	2.0	596,000
LR1	4	4.0	—	—	4	4.0	294,000
MR	2	2.0	2	2.0	4	4.0	197,350
Chemical Tanker	—	—	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	1	1.0	2	2.0	3	3.0	140,445
Lightering ATB	1	1.0	—	—	1	1.0	45,556
Total Newbuild Fleet	10	10.0	5	5.0	15	15.0	1,293,251
Total Operating & Newbuild Fleet	74	71.0	53	51.0	127	122.0	12,757,129 864,800 cbm
1Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carrier segment
2Includes the Overseas New Orleans, Overseas Puget Sound, Overseas Galena Bay, OSG 214 and OSG 209, which were in layup at June 30, 2010, as well as the Overseas Philadelphia, which was sold July 1, 2010.

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2010	2009	2010	2009
Time charter equivalent revenues	$231,662	$248,385	$461,523	$541,174
Add: Voyage Expenses	52,241	34,271	92,134	66,286
Shipping revenues	$283,903	$282,656	$553,657	$607,460

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months and six months ended June 30, 2010 and 2009:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2010	2009	2010	2009
Expenditures for vessels	$64,974	$109,617	$177,028	$181,609
Investments in and advances to affiliated companies	59,735	29,369	162,958	47,059
Payments for drydockings	7,112	8,255	9,057	14,175
	$131,821	$147,241	$349,043	$242,843

Appendix 3 – Third Quarter 2010 TCE Rates

The Company has achieved the following average estimated TCE rates for the third quarter of 2010 for the percentage of days booked for vessels operating through July 16, 2010. The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		Third Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 7/16/10	Open as of 7/16/10	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$40,000	741	518	1,259	59%
VLCC – Fixed	$34,000	56	—	56	100%
Suezmax – Spot	$26,500	132	150	282	47%
Aframax – Spot	$20,500	254	752	1,006	25%
Aframax – Fixed	$22,000	142	—	142	100%
Aframax Lightering	$22,000	247	527	774	32%
Panamax – Spot	$20,000	98	351	449	22%
Panamax – Time	$17,500	368	—	368	100%
Business Unit – Refined Petroleum Products
LR1 (Panamax) – Spot	$20,000	43	156	199	22%
MR (Handysize) – Spot	$15,000	551	1,536	2,087	26%
MR (Handysize) – Time	$21,000	698	—	698	100%
Business Unit – U.S. Flag
Product Carrier – Time	$50,000	839	—	839	100%
ATB – Spot	$30,000	81	327	408	20%
ATB – Time	$34,000	46	—	46	100%
Note:  forward rates and days for seven vessels are not included above:  TI Oceania, Overseas Takamar, four U.S. Flag lightering vessels and the Overseas Joyce.

Appendix 4 – 2010 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for the fourth quarter of 2010 as of July 16, 2010.

Fixed Rates and Revenue Days 7/16/10
Business Unit – Crude Oil
Aframax
Average TCE Rate	$22,300
Number of Revenue Days	34
Panamax1
Average TCE Rate	$18,000
Number of Revenue Days	318
Business Unit – Refined Petroleum Products
Handysize
Average TCE Rate	$22,000
Number of Revenue Days	533
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$50,000
Number of Revenue Days	910

1Includes one vessel on bareboat charter.

# # #

Conference Call Information
OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-4774 (domestic) and (480) 629-9760 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone until August 10, 2010; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international).  The passcode for the replay is 4328985.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the third quarter of 2010 and estimated TCE rates for the fourth quarter of 2010, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2009 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.